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                     August 12, 2021

       John Corkrean
       Chief Financial Officer
       FULLER H B CO
       1200 Willow Lake Boulevard
       St. Paul, Minnesota 55110-5101

                                                        Re: FULLER H B CO
                                                            Form 10-K For the
Fiscal Year Ended November 30, 2020
                                                            Filed January 26,
2021
                                                            Form 10-Q for the
Quarterly Period Ended February 27, 2021
                                                            Filed March 25,
2021
                                                            Form 8-K
                                                            Filed March 25,
2021
                                                            File No: 001-09225

       Dear Mr. Corkrean:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences